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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Jeff Young                                               J.C. Raby
Media Relations                                          Investor Relations
Akamai Technologies                                      Akamai Technologies
617-444-3913                       --or--                617-444-2555
jyoung@akamai.com                                        jraby@akamai.com


                      AKAMAI ADOPTS SHAREHOLDER RIGHTS PLAN

CAMBRIDGE, Mass., September 10, 2002 - Akamai Technologies, Inc. (NasdaqSC:
AKAM) today announced that its Board of Directors has adopted a shareholder rights plan designed to ensure that all Akamai shareholders receive fair and equal treatment in the event of an unsolicited takeover proposal. The plan is intended to safeguard against abusive takeover tactics that limit the ability of all shareholders to realize the long-term value of their investment in Akamai. Akamai's shareholder rights plan is similar to plans adopted by many other publicly-traded companies, and was not adopted in response to any current effort to acquire control of the company.

Under the rights plan, each holder of Akamai common stock as of the close of business on September 23, 2002, will receive one right for each share of common stock held. The rights will automatically trade with the underlying common stock and will not be exercisable. Unless the following type of transaction was approved by Akamai's Board of Directors, the rights will become exercisable upon the earlier to occur of (a) ten business days after the later of the first public announcement that a person has acquired beneficial ownership of 15% or more of Akamai's common stock or the first date on which an executive officer of Akamai has actual knowledge that a person has acquired beneficial ownership of 15% or more of Akamai's common stock or (b) ten business days following the commencement of a tender offer or exchange offer by a person for 15% or more of Akamai's common stock.

If the rights become exercisable, the type and amount of securities receivable upon exercise of the rights would depend on the circumstances at the time of exercise. Initially, each right would entitle holders to purchase one one-thousandth of a share of Akamai's newly created Series A Junior Participating Preferred Stock at an exercise price of $9.00. If a person acquires 15 percent or more of Akamai's common stock in a transaction that was not approved by Akamai's Board of Directors, each right, other than those owned by the acquiring person, would instead entitle the holder to purchase $18.00 worth of Akamai's common stock for the $9.00 exercise price. If Akamai is involved in a merger or other transaction with another company that is not approved by Akamai's Board of Directors, in which Akamai is not the surviving corporation, or which transfers more than 50 percent of Akamai's assets to another company, then each right, other than those owned by the acquiring person, would instead entitle the holder to purchase $18.00 worth of the acquiring company's common stock for the $9.00 exercise price.

                                     -more-
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                                                                        Akamai/2

Akamai's Board of Directors may redeem the rights for $0.001 per right at any time until ten business days after a person acquires 15 percent or more of Akamai's common stock, or on the date on which any executive officer of Akamai has actual knowledge of such acquisition, whichever is later. Unless the rights are redeemed or exchanged earlier, they will expire on September 10, 2012.

A summary of the rights plan will be included in a Form 8-K to be filed by Akamai with the SEC and will also be mailed to shareholders of record of Akamai's common stock shortly after the September 23, 2002 record date.

ABOUT AKAMAI
Akamai is the leading provider of edge computing solutions, delivering secure content and distributed applications across the Internet, intranets, and extranets. These solutions enable customers to achieve optimal results from their e-business initiatives, thereby reducing the cost of ownership, improving return on investment, and creating new revenue streams. Akamai's globally distributed edge computing platform comprises more than 12,900 servers in more than 1,000 networks in 66 countries, ensuring the highest levels of availability, reliability, and performance. Headquartered in Cambridge, Massachusetts, Akamai provides services and world-class customer care to hundreds of successful enterprises, government entities, and leading e-businesses worldwide. For more information, visit www.akamai.com.

                                      # # #

AKAMAI STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

The release contains information about future expectations, plans and prospects of Akamai's management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including statements with respect to the distribution of the summary of the rights plan to shareholders of record. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, the timing of notices to be delivered in connection with the rights plan, the dependence on Akamai's Internet content delivery service, a failure of its network infrastructure, the complexity of its service and the networks on which the service is deployed, the failure to obtain access to transmission capacity, Akamai's ability to protect its intellectual property rights and inventions from third party challenges and other factors that are discussed in Akamai's Annual Report on Form 10-K and other documents periodically filed with the SEC.

(C)2002 Akamai Technologies, Inc.